LEHIGH TAX CREDIT PARTNERS L.L.C.
                               625 Madison Avenue
                            New York, New York 10022

                                                                December 5, 1997

            OFFER TO PURCHASE EXTENDED TO TUESDAY, DECEMBER 30, 1997

                                  $725 PER BAC


To BACs holders in Independence Tax Credit Plus L.P. II:

                  Lehigh Tax Credit Partners L.L.C., a Delaware limited liability company (the "Purchaser"), has extended its offer to purchase up to 14,732 of the outstanding Beneficial Assignment Certificates ("BACs") representing assignments of limited partnership interests of Independence Tax Credit Plus L.P. II (the "Partnership") for a cash purchase price of $725 per BAC, net to the seller in cash, upon the terms and subject to the conditions in the Offer to Purchase, dated November 10, 1997, and the related Letter of Transmittal (which together constitute the "Offer"). UNLESS EXTENDED BY THE PURCHASER, THE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 30, 1997. Except as described herein, all other terms and conditions of the Offer remain unchanged.

                  If you have already tendered your BACs pursuant to the Offer, we appreciate your participation and no further action is required.

                  If you have not already tendered and wish to do so now, please complete the enclosed Letter of Transmittal and forward it to The Herman Group, Inc. in the business reply envelope provided.

                  In addition to information provided in the Offer previously distributed to you, we wish to additionally advise you of the following:

         o The Introduction to the Offer to Purchase discusses the limited and sporadic secondary market in which the BACs are traded. Please note that the secondary market prices reported in the limited and sporadic secondary market may not reflect the actual value of the BACs in light of the limited trading in such market.

         o As stated in Section 13 of the Offer to Purchase, the Purchaser did not attempt to obtain current independent valuations or appraisals of the underlying assets owned by the Partnership.

                  This letter shall be deemed to amend the Offer to Purchase. Should you have any questions, please contact The Herman Group, Inc. at (800) 532-5664. Informed and courteous agents are available to assist you.

                                              LEHIGH TAX CREDIT PARTNERS L.L.C.